CONTACT:	John Milligan
(650) 522-5756

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD  SCIENCES  ANNOUNCES  FIRST  QUARTER  2003  FINANCIAL  RESULTS

- Record Viread® Sales of $107 Million -

- Product Sales of $156 Million, Up 121 Percent over First Quarter 2002 -

- GAAP EPS Loss of $2.21 and Non-GAAP EPS Gain of $0.24 Per Share -

Foster City, CA, April 23, 2003 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the first quarter ended March 31, 2003.  Total revenues for the first quarter were $165.1 million, up 111 percent, compared to total revenues of $78.4 million for the first quarter of 2002.  Net loss for the first quarter 2003 was $438.1 million, or $2.21 per share, including a one-time charge of $488.6 million for in-process research and development associated with the acquisition of the net assets of Triangle Pharmaceuticals, Inc. (Triangle) in January 2003.  This compares to a net loss in the first quarter 2002 of $3.8 million, or $0.02 per share.  Excluding this charge, non-GAAP earnings would have been $50.5 million or $0.24 per diluted share, which includes the impact of dilutive stock options.

On January 23, 2003, Gilead completed the acquisition of Triangle for an aggregate purchase price of $525.2 million.  The purchase price includes the cash paid for the outstanding stock, the fair value of options assumed, direct transaction costs and employee termination costs.  Triangle was developing antiviral drug candidates, with a particular focus on potential therapies for the treatment of patients infected with HIV and the hepatitis B virus.

For the first quarter 2003, Gilead achieved positive operating cash flow for a third consecutive quarter.  Operating cash flow for the quarter was $20.9 million, compared with cash used in operations of $23.1 million for the same period last year.

Net revenues from product sales totaled $156.0 million, up 121 percent from the first quarter 2002.  This growth primarily was driven by higher revenues from Viread® (tenofovir disoproxil fumarate).  Sales of Viread were $107.3 million in the first quarter of 2003, up from $27.2 million in the first quarter of 2002 and $85.0 million in the fourth quarter of 2002.  Sales of Viread outside the U.S. in the first quarter of 2003 were $38.4 million and were positively impacted by $3.8 million due to a more favorable currency environment compared to the same quarter last year.  AmBisome® (amphotericin B) liposome for injection sales for the first quarter of 2003 were $41.1 million, an increase of 3 percent compared to the first quarter of 2002.  Reported AmBisome sales in the first quarter of 2003 were $6.1 million higher due to the favorable currency environment compared to the same quarter last year.  On a volume basis, AmBisome sales decreased by 10 percent compared to the first quarter 2002 due to increased competition in the European markets.  Sales of Hepsera® (adefovir dipivoxil) totaled $5.8 million for the first quarter of 2003, up from $4.7 million last quarter.

“We are very pleased to report another quarter of significant increases in product revenues.  This strong growth was fueled primarily by increasing sales of Viread in the United States and the European Union and the U.S. launch of Hepsera,” said John C. Martin, PhD, President and Chief Executive Officer of Gilead Sciences.  “We are focused on continuing to drive sales growth and increasing our market share by leveraging the robust clinical data on our products, while investing in key studies that further highlight our product portfolio’s strong attributes.”

For the first quarter of 2003, royalty and contract revenues resulting from collaborations with corporate partners totaled $9.1 million, compared to $7.7 million in the first quarter of 2002.  These revenues primarily relate to royalties on sales of AmBisome in the United States by Gilead’s co-promotion partner Fujisawa Healthcare and royalties on sales of Tamiflu® (oseltamivir phosphate) by F. Hoffmann-La Roche.

Research and development (R&D) expenses for the first quarter of 2003 were $41.1 million, compared to $33.6 million for the same quarter in 2002.  The higher expenses during the first quarter of 2003 are primarily attributable to the clinical trials associated with the development of emtricitabine for HIV, a drug candidate acquired as a result of the Triangle transaction.  The total Triangle-related R&D spending during the first quarter was $8.5 million.

Selling, general and administrative (SG&A) expenses for the three months ended March 31, 2003, were $47.6 million, compared to $39.8 million for the same quarter of 2002.  The increase in expenses is primarily due to increased global marketing efforts and the expansion of Gilead’s U.S. and European sales forces to support the commercial launches of Viread and Hepsera.  The total Triangle-related SG&A spending during the first quarter 2003 was $1.2 million.

The net foreign exchange impact on earnings, including revenue, ex-U.S. spending and hedging activity, for the quarter was a positive $3.3 million due primarily to a strengthening Euro.

As of March 31, 2003, the company had cash, cash equivalents and marketable securities of $612.1 million, compared to $942.4 million at December 31, 2002.  The decrease in cash, cash equivalents, and marketable securities is primarily attributable to the completion of the acquisition of Triangle Pharmaceuticals, Inc.

Corporate Highlights

In December 2002, Gilead announced an agreement to acquire Triangle Pharmaceuticals, Inc.  The transaction was comprised of a cash tender offer for all of the outstanding Triangle common stock at $6.00 per share followed by a cash merger in which Gilead acquired all remaining outstanding Triangle common stock at $6.00 per share.  The transaction was completed on January 23, 2003.

Products and Pipeline Highlights

“Our success in rapidly completing the Triangle acquisition in January of this year allows us to focus on bringing emtricitabine for HIV to market before year-end, and complete development of its co-formulation with Viread,” said Dr. Martin.  “In addition, we presented positive 96-week data from Study 903, the first controlled study of this size and duration, that clearly defines the favorable profile of Viread for treating patients at all stages of HIV infection.  Also, during the quarter, we announced the approval of Hepsera for chronic hepatitis B in the European Union and have begun launching the product in the United Kingdom, France and Germany.”

Viread for HIV/AIDS

In February 2003, Gilead took part in the 10th Conference on Retroviruses and Opportunistic Infections in Boston, Massachusetts.  At the meeting the company presented 96-week data from a controlled clinical trial (Study 903) demonstrating that treatment-naïve patients who received Viread experienced less lipodystrophy and lower elevations in fasting cholesterol and triglyceride levels, while achieving similar reductions in HIV viral load and increases in CD4 cell counts, compared to those who received stavudine.

Also in February, Gilead announced that the European Union’s Committee for Proprietary Medicinal Products (CPMP), the scientific committee of the European Medicines Evaluation Agency (EMEA), adopted a positive opinion to expand the indication of Viread to include the product’s use in antiretroviral-naïve HIV infected patients.  The European Commission will consider granting of a label extension on the basis of the CPMP’s recommendation.

In early April, the company announced details of the Gilead Access Program, which makes Viread available at no profit in every country in Africa and in 15 additional countries classified as “least developed” by the United Nations.

Hepsera for Chronic Hepatitis B

In late February 2003, Gilead announced the publication of positive 48-week results from two pivotal Phase III studies evaluating the safety and efficacy of Hepsera in the February 27 edition of the New England Journal of Medicine (NEJM).

Gilead announced in March that the European Commission granted Marketing Authorisation for Hepsera in all 15 member states of the European Union.  Hepsera is indicated in Europe for the treatment of chronic hepatitis B in adults with compensated liver disease with evidence of active viral replication, persistently elevated serum alanine aminotranseferase (ALT) levels and histological evidence of active liver inflammation and fibrosis; or decompensated liver disease.

In early April, Gilead presented positive 96-week results from a study of Hepsera in patients with hepatitis B “e” antigen-negative (HBeAg-negative, or precore mutant) chronic hepatitis B virus (HBV). These results were presented at the 11th International Symposium on Viral Hepatitis and Liver Disease (ISVHLD) in Sydney, Australia.

Emtricitabine (FTC) for HIV/AIDS

Also at the 10th Conference on Retroviruses and Opportunistic Infections, Gilead announced positive 48-week data from a Phase III clinical trial (ANRS 099 Alize) which evaluated emtricitabine (FTC), an investigational once-daily nucleoside reverse transcriptase inhibitor (NRTI), as part of a once-daily, protease inhibitor-sparing regimen.

Conference Call

At 4:30 p.m. today Gilead will webcast a conference call live on the company’s internet site to discuss its quarterly results and outlook.  During the call, Gilead will be discussing additional financial and statistical information. That information can be found on the company’s website at www.gilead.com.  To access the live webcast or the archive via the internet, which will be available until the announcement of the next quarterly call, log on to www.gilead.com.  Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to view the webcast.

Alternatively, please call 1-800-946-0741 (U.S.) or 1-719-457-2649 (international) to access the call.  Telephone replay is available approximately two hours after the call through 8:30 p.m. ET, April 25, 2003.  To access, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international).  The conference ID number is 522462.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide.  The company has six marketed products and focuses its research and clinical programs on anti-infectives.  Headquartered in Foster City, CA, Gilead has operations in the United States, Europe and Australia.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those that can affect Gilead’s future financial results, including those relating to: revenues, research and development expenses, and selling, general and administrative expenses, the efficacy of any marketed or pipeline development products, the ability and timing to file for or obtain marketing approval for Gilead’s pipeline development products, synergies associated with the acquisition of Triangle or the competitive positioning of its marketed or pipeline development products. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially.  These risks and uncertainties include those that can cause fluctuations in our financial results, such as our ability and the ability of our partners to successfully market our products and maintain revenue growth, in particular our ability to sustain the uptake and revenues for Viread; our ability to control the timing and amount of spending in our research and clinical programs; our ability to successfully integrate Triangle into our operations and develop a co-formulated product, fluctuations in foreign currency against the U.S. dollar; our ability to achieve and the timing of milestones, as well as risk and uncertainties that affect our future prospects such as the risk that we may not continue to observe the safety, tolerability and efficacy data for Viread, Hepsera and emtricitabine that we are observing today; the risk that we may not obtain European marketing approval for Hepsera or U.S and European marketing approval for emtricitabine and may not be able to promptly launch these products in these territories following any such approvals; and other risks identified from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission.

The company directs readers to its Annual Report on Form 10-K, for the year ended December 31, 2002, filed in March 2003.  Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

#  #  #

Viread, AmBisome and Hepsera are registered trademarks of Gilead Sciences, Inc.

Tamiflu is a registered trademark of F. Hoffmann-La Roche.

For more information on Gilead Sciences, please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended March 31,
	2003	2002
	(unaudited)
Revenues:
Product sales, net	$155,964	$70,711
Royalty revenue, net	7,384	5,377
Contract revenue	1,757	2,328
Net revenues	165,105	78,416

Cost of goods sold	21,372	12,042

Gross profit	143,733	66,374

Operating expenses:
Research and development	41,140	33,554
Selling, general and administrative	47,591	39,763
In-process research and development	488,599	—
Total operating expenses	577,330	73,317

Loss from operations	(433,597)	(6,943)

Interest income	3,817	5,611
Interest expense	(5,614)	(3,482)

Loss before provision for (benefit from) income taxes	(435,394)	(4,814)

Provision for (benefit from) income taxes	2,660	(964)

Net loss	$(438,054)	$(3,850)

Basic and diluted net loss per common share	$(2.21)	$(0.02)

Common shares used in the calculation of basic and diluted net loss per share	198,328	193,800

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)	(note 1)
Assets
Cash, cash equivalents and marketable securities	$612,143	$942,374
Other current assets	220,310	241,386
Total current assets	832,453	1,183,760
Property, plant and equipment, net	69,529	67,727
Other noncurrent assets	40,788	36,696
	$942,770	$1,288,183
Liabilities and stockholders’ equity
Current liabilities	$130,012	$104,892
Long-term obligations	611,576	611,950
Stockholders’ equity	201,182	571,341
	$942,770	$1,288,183

Notes:

(1)     Derived from audited financial statements at that date.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

The non-GAAP financial measure presented below is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the Company. The Company believes that the presentation of this non-GAAP financial table is useful in excluding those unusual activities or transactions that are not necessarily relevant to obtaining an understanding of the trends of the Company.

	Three months ended March 31, 2003			March 31, 2002
	GAAP	Adjustments (1)	Non-GAAP	GAAP
Revenues:
Product sales, net	$155,964		$155,964	70,711
Royalty revenue, net	7,384		7,384	5,377
Contract revenue	1,757		1,757	2,328
Net revenues	165,105		165,105	78,416

Cost of goods sold	21,372		21,372	12,042

Gross profit	143,733		143,733	66,374

Operating expenses:
Research and development	41,140		41,140	33,554
Selling, general and administrative	47,591		47,591	39,763
In-process research and development	488,599	(488,599)	—	—

Total operating expenses	577,330	(488,599)	88,731	73,317

Income (loss) from operations	(433,597)	488,599	55,002	(6,943)

Interest income	3,817		3,817	5,611
Interest expense	(5,614)		(5,614)	(3,482)

Income (loss) before provision for (benefit from) income taxes	(435,394)	488,599	53,205	(4,814)

Provision for (benefit from) income taxes	2,660		2,660	(964)

Net income (loss)	$(438,054)	$488,599	$50,545	$(3,850)

Net income (loss) per share - basic	$(2.21)		$0.25	$(0.02)

Net income (loss) per share - diluted	$(2.21)		$0.24	$(0.02)

Shares used in per share calculation - basic	198,328		198,328	193,800

Shares used in per share calculation - diluted	198,328		208,299	193,800

Notes:

(1)               The adjustment reflects the in-process research and development charge from the acquisition of the net assets of Triangle Pharmaceuticals, Inc.